UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cytogen Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CYTOGEN CORPORATION

650 College Road East, Suite 3100

Princeton, New Jersey 08540

May 16, 2005

To Our Stockholders:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Cytogen Corporation at 11:00 A.M., local time, on Tuesday, June 14, 2005, at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your stock represented by signing, dating and returning your proxy in the enclosed envelope, as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

Michael D. Becker
President and Chief Executive Officer

CYTOGEN CORPORATION

650 College Road East, Suite 3100

Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 14, 2005

The Annual Meeting of Stockholders (the “Meeting”) of CYTOGEN CORPORATION, a Delaware corporation (the “Company”), will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey, on Tuesday, June 14, 2005, at 11:00 A.M., local time, for the following purposes:

(1)	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

(2)	To consider and vote upon a proposal to approve an amendment to the Company’s Certificate of Incorporation to increase the total authorized shares of common stock, $0.01 par value per share, of the Company from 25,000,000 to 50,000,000; and

(3)	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Holders of common stock of record at the close of business on April 18, 2005 are entitled to notice of and to vote at the Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at the Company’s principal executive offices at 650 College Road East, Suite 3100, Princeton, New Jersey 08540, for a period of 10 days prior to the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

Rita A. Auld
Corporate Secretary

Princeton, New Jersey

May 16, 2005

The Company’s 2004 Annual Report accompanies the Proxy Statement.

CYTOGEN CORPORATION

650 College Road East, Suite 3100

Princeton, New Jersey 08540

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cytogen Corporation (also referred to in this Proxy Statement as the “Company”, “Cytogen”, “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 14, 2005 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey at 11:00 A.M., local time, and at any adjournment or adjournments thereof. Holders of record of our common stock, $0.01 par value per share, as of the close of business on April 18, 2005, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 15,571,688 shares of common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented at the Annual Meeting. The aggregate number of common stock votes entitled to be cast at the Annual Meeting is 15,571,688. The holders of common stock will vote as a single class for each proposal.

If proxies in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by the proxies will be voted:

(i) FOR, the election of the eight nominees named below as directors;

(ii) FOR, a proposal to amend the Company’s Certificate of Incorporation to increase the total authorized shares of common stock, $0.01 par value per share, of the Company from 25,000,000 to 50,000,000; and

(iii) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by our Corporate Secretary, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

The presence at the Annual Meeting of a majority of the outstanding shares of common stock of the Company, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. With the presence of a quorum: (i) the affirmative vote of a plurality of the shares of common stock present at the Annual Meeting is required for the election of directors; (ii) the affirmative vote of a majority of the outstanding shares of common stock of the Company is required for the amendment of the Company’s Certificate of Incorporation; and (iii) the affirmative vote of a majority of the shares of common stock present at the Annual Meeting is required for all other matters.

Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present. For the election of directors, abstentions are excluded entirely from the vote and do not have any effect on the outcome. For the approval of the amendment to the Company’s Certificate of Incorporation and any other matters, abstentions are included in, and counted as, votes against such amendment or proposals.

Broker non-votes, a proxy specifically conferring only limited authority to brokers to vote on certain matters and no authority to vote on other matters, are included in the determination of the number of shares represented a the Annual Meeting for purposes of determining whether a quorum is present. For election of directors, broker non-votes have no effect on the outcome of the election. For the approval of amendment to the Company’s Certificate of Incorporation, broker non-votes have the same effect as votes against such amendment. Whether brokers have discretion to vote on other proposals and, if they do not, the effects of broker non-votes on such other proposals will depend on the nature of such other proposals.

This Proxy Statement, together with the related proxy card, is being mailed to our stockholders on or about May 16, 2005. The Annual Report to Stockholders of the Company for the year ended December 31, 2004, including financial statements, is being mailed together with this Proxy Statement to all stockholders of record as of April 18, 2005. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report and proxy materials so that such record holders could supply such materials to beneficial owners as of April 18, 2005.

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected (which number shall constitute our entire Board of Directors) to hold office until the 2006 Annual Meeting of Stockholders, and until their successors shall have been elected and qualified. The holders of common stock, voting as a class, will elect each such director.

It is the intention of the persons named in the enclosed form of proxy to vote the stock represented thereby, unless otherwise specified in the proxy, for the election as directors of the persons whose names and biographies appear below. Except for Dr. Mollica, all such nominees, are, at present, members of our Board of Directors. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by our Board of Directors. Our Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

The nominees for election to our Board of Directors are as follows:

Name	Age	Served as a Director Since	Positions with the Company
James A. Grigsby	62	1996	Chairman of the Board

Michael D. Becker	36	2002	President, Chief Executive Officer and Director

John E. Bagalay, Jr.	71	1995	Director

Allen Bloom	61	2003	Director

Stephen K. Carter	67	1998	Director

Robert F. Hendrickson	72	1995	Director

Kevin G. Lokay	48	2001	Director

Joseph A. Mollica(1)	64	—	—

(1)	Dr. Mollica is the only nominee who has not previously served on our Board of Directors.

The principal occupations and business experience, for at least the past five years, of each nominee are as follows:

James A. Grigsby has served on our Board of Directors since May 1996 and has served as Chairman of the Board since June 1998. Mr. Grigsby currently serves and has served as President and principal owner of Grigsby & Smith, a financial planning and investment management firm located in Pittsfield, MA, since January 2002. Previously, Mr. Grigsby was President of Cancer Care Management LLC, a consulting firm providing consulting services regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation’s International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and prior to that period he also served as the head of CIGNA’s national health care sales force. Prior to that period, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a B.A. degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

Michael D. Becker currently serves as our President and Chief Executive Officer. Mr. Becker joined Cytogen in April 2001 and has served in positions of increasing responsibility, including Chief Executive Officer of our AxCell Biosciences subsidiary and Vice President, Business Development and Industry Relations. Prior to joining Cytogen, Mr. Becker was with Wayne Hummer Investments LLC, a Chicago-based regional brokerage firm from July 1996 to April 2001, where he held senior positions as a biotechnology analyst, investment executive and portfolio manager in addition to participating in sales management activities. From October 1998 to April 2001, Mr. Becker also served on the board of directors for the Chicago Biotech Network, a nonprofit trade association for the biotechnology industry in Illinois. Mr. Becker attended DePaul University in Chicago, Illinois. Mr. Becker continues to serve on the board of, and is Vice Chairman of, the Biotechnology Council of New Jersey.

John E. Bagalay, Jr. has served on our Board of Directors since October 1995. Dr. Bagalay was a director of Cellcor, Inc. prior to our acquisition of Cellcor in October 1995. He was our interim President and CEO from January 1998 to September 1998, and our Chief Financial Officer from October 1987 to September 1988. He has been the Director of Special Projects in the Life Sciences in the Technology Commercialization Institute at Boston University since November 2004. He was Senior Advisor to the Chancellor, Boston University from January 1998 until November 2004. He was a director, Chief Operating Officer and Chief Financial Officer of Eurus Technologies, Inc. from January 1999 until August 2001 and Chief Executive Officer from October 2000 until August 2001. He was a Director and the Finance Director of Eurus International Limited, a company organized under the laws of England and Wales, from January 2000 until March 2004. He served as the Managing Director of the Community Technology Fund, the venture capital affiliate of Boston University, from September 1989 until January 1998. Dr. Bagalay also served as General Counsel for Texas Commerce Bancshares, Houston First Financial Group and Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves as chairman of the board of directors of Wave Systems Corporation and is a member of the boards of directors of several privately held companies. Dr. Bagalay holds a B.A. degree in Politics, Philosophy and Economics and a Ph.D. degree in Political Philosophy from Yale University, and a J.D. degree from the University of Texas.

Allen Bloom has served on our Board of Directors since June 2003. Dr. Bloom, a patent attorney, was a partner at the law firm Dechert LLP, from 1994 until his retirement in December 2003 and is now Of Counsel. Dr. Bloom was Co-Chair of the Intellectual Property Group and headed a patent practice group which focused on biotechnology, pharmaceuticals and medical devices. For the nine years prior to that, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company. His responsibilities there included management of patent, regulatory and licensing activities. Dr. Bloom also serves on the Board of Directors of Unigene Laboratories, Inc. Dr. Bloom holds a Ph.D. degree in Organic Chemistry from Iowa State University, a J.D. degree from New York Law School and a B.S. in Chemistry from Brooklyn College.

Stephen K. Carter has served on our Board of Directors since September 1998. Since 1997, Dr. Carter has been a consultant to the pharmaceutical industry. Dr. Carter was Senior Vice President of Research and Development at Boehringer Ingelheim Pharmaceuticals, Inc. from 1995 to 1997. Prior to joining Boehringer, Dr. Carter was Senior Vice President of Worldwide Clinical Research and Development at Bristol-Myers Squibb Company. From 1976 to 1982, Dr. Carter served as Director of the Northern California Cancer Program. Dr. Carter was also appointed to President Clinton’s panel for AIDS drug development. Dr. Carter is a director of Alfacell Corporation, Emisphere Technologies, Inc., Callisto Pharmaceuticals, Inc., Tapestry Pharmaceuticals, Inc., Vion Pharmaceuticals Inc. and several privately held companies. Dr. Carter received an A.B. in History from Columbia College and an M.D. degree from New York Medical College. He completed a medical internship and residency at Lenox Hill Hospital.

Robert F. Hendrickson has served on our Board of Directors since March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President of Manufacturing and Technology for Merck & Co., Inc. He is currently a trustee of the Carrier Foundation and a member of the board of directors of Unigene Laboratories, Inc. Mr. Hendrickson previously served as a director of a number of other public biotechnology companies including The Liposome Company, Inc. and Envirogen, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. degree from the Harvard Graduate School of Business Administration.

Kevin G. Lokay has served on our Board of Directors since January 2001. Mr. Lokay is currently Vice President, Oncology and Acute Care Business Unit at GlaxoSmithKline Pharmaceuticals. Prior to joining GlaxoSmithKline in 1997, Mr. Lokay spent 16 years with Merck & Co., where his most recent assignment was Vice President, Worldwide Sales, Marketing and Development in Merck’s Vaccine Division. Mr. Lokay joined Merck in 1981 as a sales representative, and progressed through numerous positions of increasing responsibilities in sales, market research, advertising, product management, and business development, while gaining experience in a wide variety of therapeutic areas, including antihypertensives, antiarrythmics, antibiotics, analgesics/anti-inflammatories, psychotherapeutics, vaccines, and gastro-intestinal products. Mr. Lokay is a director of the University of Sciences, Philadelphia, Pennsylvania. He holds an M.B.A. degree with a concentration in Marketing from the Krannert School of Management at Purdue University, and a B.A. degree in Economics from Lafayette College.

Joseph A. Mollica has served as the Chairman of the Board of Pharmacopeia Drug Discovery, Inc. since April 2004 and as a member of the board of directors of Pharmacopeia since April 2002. Dr. Mollica also served as the President and Chief Executive Officer of Pharmacopeia from April 2002 to August 2004 and Chairman of the Board of Directors and Chief Executive Officer of Accelrys, Inc., the former parent of Pharmacopeia, from February 1994 to April 2004. He served as President of Accelrys from August 1996 to April 2004. From 1987 to December 1993, Dr. Mollica was employed initially by the DuPont Company and then by The DuPont Merck Pharmaceutical Company, most recently as President and Chief Executive Officer. Dr. Mollica is a also director of Genencor International Inc. and Neurocrine BioSciences, Inc. Dr. Mollica holds Masters of Science and Ph. D. degrees in Pharmaceutical and Physical Chemistry from the University of Wisconsin and a B.S. degree, magna cum laude, from the University of Rhode Island.

All directors will hold office until our next annual meeting of stockholders and until their successors shall have been duly elected and qualified or until their earlier resignation or removal. None of our directors are related to any other director or to any of our executive officers.

The Board of Directors recommends that stockholders vote FOR each of the nominees for the Board of Directors. Please note that proxies cannot be voted for a greater number of persons than the nominees named above.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the new listing standards of the NASDAQ National Market.

Based on this review, in April 2004 our Board of Directors adopted Corporate Governance Guidelines. In 2004, we adopted our Research and Development Committee Charter, and amended and restated the charters for our Audit and Finance Committee, our Nominating and Corporate Governance Committee and our Compensation Committee. We also amended and restated our Code of Business Conduct and Ethics. This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy and Disclosure Policy in the “Corporate Governance” section of www.cytogen.com or by writing to Rita A. Auld, Corporate Secretary, Cytogen Corporation, 650 College Road East, Suite 3100, Princeton, New Jersey 08540.

Corporate Governance Guidelines

Our Board is committed to sound and effective corporate governance practices, and, as such, has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include statements that:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether the Board and its committees are functioning effectively.

Determination of Independence

Under NASDAQ rules that became applicable to us on the date of our 2004 Annual Meeting of Stockholders, a director will only qualify as an “independent director” as defined in Rule 4200 (a)(15) of the NASDAQ Stock Market, inc. Marketplace Rules if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its determination, our Board of Directors is required to consider certain categorical standards listed in Rule 4200(a)(15). Our Board of Directors has affirmatively determined that each of John E. Bagalay, Jr., Allen Bloom, Stephen K. Carter, James A. Grigsby, Robert F. Hendrickson, Kevin G. Lokay and Joseph A. Mollica are independent.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines, which are the minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a nominee to be recommended by the Nominating and Corporate Governance Committee. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Any stockholders who would like to recommend a candidate to our Board of Directors should provide such recommendation, in writing, to Rita A. Auld, Corporate Secretary, Cytogen Corporation, 650 College Road East, Suite 3100, Princeton, NJ 08540. The Committee will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria, and will follow substantially the same process in considering them, as it does in considering other candidates.

Joseph A. Mollica is being recommended for election to our Board of Directors by our Nominating and Corporate Governance Committee, which is comprised solely of non-management members of our Board. The Nominating and Corporate Governance Committee has engaged a third-party search firm, J. Robert Scott, a wholly-owned subsidiary of Fidelity Investments, to assist the Nominating and Corporate Governance Committee by identifying, evaluating and presenting potential board candidates to the Nominating and Corporate Governance Committee. Dr. Mollica was presented to the Nominating and Corporate Governance Committee by J. Robert Scott.

Communication with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if, and as, appropriate. The Chairman of the Board, with the assistance of our legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors, c/o Rita A. Auld, Corporate Secretary, Cytogen Corporation, 650 College Road East, Suite 3100, Princeton, New Jersey 08540.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our Directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted the Code of Business Conduct and Ethics on our website, which is located at www.cytogen.com. In addition, we intend to disclose on our website any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board of Directors and Attendance by Members of the Board of Directors at Meetings

Our Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Board members remain informed of the Company’s business by reviewing documents, such as management reports on recommendations for proposed Board actions, provided to them before each meeting and by attending presentations made by our President and Chief Executive Officer and other members of management during these meetings. They are also advised of actions taken, and matters considered, by the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees of the Board. Directors have access to all books, records and reports of the Company upon request, and members of management are available at all times to answer any questions.

Our Board of Directors currently consists of James A. Grigsby, who serves as Chairman of the Board, Michael D. Becker, John E. Bagalay, Allen Bloom, Stephen K. Carter, Robert F. Hendrickson and Kevin G. Lokay. There were seven meetings of the Board of Directors during 2004. All members of our Board of Directors attended at least 75% of such meetings of the Board or Directors and any committees of the Board of Directors on which they served, during 2004. On May 5, 2005, our Board of Directors resolved to immediately amend Article III, Section 2 of the Company’s By-Laws to increase the maximum number of directors permitted to serve on the Board from seven to nine.

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors at the time of the 2004 Annual Meeting of Stockholders attended such meeting.

Committees of the Board

Our Board of Directors has established four standing committees – the Audit and Finance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Research and Development Committee – each of which operates under a charter that has been approved by our Board of Directors. In addition, in connection with the registered direct offering of our common stock in April 2004, our Board of Directors established a Pricing Committee comprised of Dr. Bagalay and Messrs. Becker and Grigsby, which met twice during fiscal year 2004. Current copies of each committee’s charter are posted on the Corporate Governance section of our website www.cytogen.com. We have not adopted a charter relating to the Pricing Committee. In addition, our current Research and Development Committee Charter is attached hereto as Appendix A.

Our Board of Directors has determined that all of the members of each of the Board’s four standing committees are independent under relevant NASDAQ rules, including, in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit and Finance Committee of the Board of Directors

The Audit and Finance Committee currently consists of John E. Bagalay, Jr., who serves as Chairman, Robert F. Hendrickson and Stephen K. Carter. The Audit and Finance Committee was established in 1986 and held eight meetings in 2004. The Audit and Finance Committee Charter was last amended and restated in April 2004. It is anticipated that each of Drs. Bagalay and Carter and Mr. Hendrickson, if re-elected to the Board of Directors by our stockholders, will continue to serve on the Audit and Finance Committee. Our Audit and Finance Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	reviewing our risk management policies;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and for the confidential, anonymous submission by our employees of accounting-related concerns;

•	meeting separately with our independent registered public accounting firm, management and internal auditors; and

•	preparing the Report of the Audit and Finance Committee required by SEC rules (which is included on page 9 of this proxy statement).

Pursuant to the Audit and Finance Committee Charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 with our management and independent registered public accounting firm. Additionally, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards (“SAS”) 61, has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based in part on the foregoing, the Audit and Finance Committee recommended to the Board of Directors that the financial statements as of and for the year ended December 31, 2004 audited by KPMG LLP be included in our Annual Report on Form 10-K.

The Board of Directors has determined that John E. Bagalay, Jr. is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee of the Board of Directors

The Compensation Committee currently consists of Robert F. Hendrickson, who serves as Chairman, Allen Bloom and Kevin G. Lokay. The Compensation Committee was established in 1986 and held seven meetings in 2004. The Compensation Committee Charter was last amended and restated in April 2004. The primary responsibilities of the Compensation Committee include approving salaries and incentive compensation for our executive officers and administering our stock option plans. In addition, our Compensation Committee has the following principal duties:

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the CEO and other executive officers, including annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•	overseeing an evaluation of our senior executives;

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

Nominating and Corporate Governance Committee of the Board of Directors

The Nominating and Corporate Governance Committee currently consists of Allen Bloom, who serves as Chairman, John E. Bagalay, Jr. and James A. Grigsby. The Nominating and Corporate Governance Committee was established in 1994 and held seven meetings in 2004. The Nominating and Corporate Governance Committee Charter was last amended and restated in April 2004. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

Research and Development Committee of the Board of Directors

The Research and Development Committee currently consists of Allen Bloom and Stephen K. Carter. The Research and Development Committee was established in 2004 and held three meetings in 2004. The Research and Development Committee currently acts under a charter adopted and approved by our Board of Directors in August 2004, a copy of which is attached hereto as Appendix A. The responsibilities of the Research and Development Committee include:

•	reviewing our strategy and policy with respect to its scientific, research and development activities and related matters;

•	providing oversight of our management of scientific, research and development activities; and

•	assisting the Board of Directors in evaluating our strategic business decisions.

Executive Sessions of Independent Directors

Our Corporate Governance Guidelines require that independent directors meet in executive sessions in conjunction with regularly scheduled meetings of the Board of Directors. The independent directors should meet in executive sessions at least twice a year to discuss, among other things, the performance of the CEO. The independent directors may meet at other times at the request of any independent director. The Chairman of the Board of Directors presides at the executive sessions. During 2004, the independent directors held five executive sessions, and Mr. Grigsby presided at such meetings.

Directors’ Compensation

Annual Retainers

Each of our non-employee directors receives an annual retainer of $16,000. In addition: (i) the Chairman of the Board (who is not an employee of the Company) currently receives, based upon significant time spent on Company business, an additional annual retainer of $50,000; (ii) any non-employee director who also chairs a board committee receives an additional annual fee of $6,000; and (iii) members of the Research and Development Committee each receive an annual fee of $4,000.

Board Meeting Attendance

Each of our non-employee directors receives $2,000 for each board meeting attended in person, and $500 if such participation is by telephone.

Committee Meeting Attendance

Non-employee directors receive $1,000 for each committee meeting attended in person, and $500 if such participation is by telephone, but, other than members of the Research and Development Committee who receive an annual fee as set forth above, receive no additional fees for committee membership.

Equity Compensation

Pursuant to our 2004 Non-Employee Director Stock Incentive Plan (the “Director Plan”), which was approved by our stockholders at our 2004 Annual Meeting, each non-employee director receives an initial grant of options on the date of appointment equal to a pro-rata portion of 10,000 shares of our common stock per year, based upon the number of months remaining from the date of election until the one year anniversary of the preceding annual meeting. In addition, on the day following each annual meeting of the stockholders, each individual who is re-elected as a non-employee director is automatically granted options to purchase 10,000 shares of our common stock. The Chairman of the Board, unless the Compensation Committee determines otherwise, receives an additional grant of 7,500 options to purchase shares of our common stock on the day following each annual meeting. Furthermore, each director who, upon conclusion of our 2004 Annual Meeting of Stockholders and the adoption of the Director Plan, was a non-employee director, was granted options to purchase 10,000 shares of our common stock.

Options granted under the Director Plan are exercisable at a price equal to the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on the date of grant and vest in full (i.e., first become exercisable) at the first anniversary of the option grant date.

Each director’s outstanding options granted under the Director Plan also become immediately exercisable in full: (i) upon the occurrence of a Corporate Transaction or Major Event, as defined in the Director Plan; (ii) upon death or disability of such Director, or if a Director dies within three months following the date of his or her termination of service on the Board, until the earlier of the end of the one-year period immediately following the date of termination of service, or the expiration of the term of the option; or (iii) if the non-employee director has served as a director of the Company for three years, upon voluntary resignation or retirement after age 55, until the earlier of the end of the five year period immediately following the date of the termination of service, or the expiration of the term of the option.

Each eligible director may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her beneficiary for purposes of the Director Plan. Each designation shall be on a form prescribed by the Company, will be effective only when delivered to the Company, when effective will revoke all prior designations by such director and will be allowed only to the extent permitted by applicable law. If an eligible director dies with no such beneficiary designation in effect, such person’s options will be transferable by will or pursuant to the laws of descent and distribution applicable to such person.

The Director Plan also provides that non-employee directors shall receive, at the sole discretion of and after formal action by our Board of Directors, such number of shares of common stock that is equal to each such director’s cash compensation (including, but not limited to, annual service fees, fees payable for board and committee meetings attended and fees for committees chaired) (the “Cash Component”), divided by the fair market value of our common stock as of the date of issuance of such shares (the “Compensation Shares”), which date shall be no earlier than the date on which the applicable Cash Component compensation becomes due and payable by the Company. Compensation Shares shall not be issued for services not yet rendered by such directors to the Company.

The Director Plan also provides that, in the event the Board elects to issue Compensation Shares, such eligible directors will receive Compensation Shares until, absent additional Board action, at least such time as: (i) such director owns 2,000 shares of our common stock, excluding options or other rights to acquire shares of our common stock, whether exercisable or unexercisable; or (ii) if fewer than 2,000 shares are so owned, such smaller number of shares has a fair market value of in excess of $100,000, excluding the value, if any, of options to purchase common stock, whether exercisable or unexercisable, or other rights to acquire our common stock. Upon achieving either of such milestones (i) or (ii) above, each such director may, at his or her option, elect to cease receiving his or her Cash Component to which he or she is entitled in shares of our common stock under the Director Plan; provided, however, that such director must make such election by providing notice of such election to us in a timely manner. As of the date hereof, all of our current non-employee directors have satisfied either of the milestones as set forth above, and have elected to receive their director compensation in cash. Upon the election of each of Dr. Mollica to the Board of Directors, the Cash Component of his compensation will be paid in shares of our common stock until such time as the foregoing criteria are satisfied.

Each option provided for in the Director Plan shall be granted automatically and without further action by us, our Board of Directors or our stockholders. Promptly after the date of grant of each option provided for in the Director Plan, we shall cause an option agreement to be executed and delivered to the holder of the option. No other options may be granted at any time under the Director Plan.

Expense Reimbursement

All non-employee directors are eligible to be reimbursed for expenses incurred in connection with their service on the Board of Directors.

Report of the Audit and Finance Committee of the Board of Directors

The Audit and Finance Committee has furnished the following report:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), as well as expressing an opinion on: (i) management’s assessment of the effectiveness of internal controls over financial reporting; and (ii) the effectiveness of internal control over financial reporting. As appropriate, the Audit and Finance Committee reviews, evaluates and discusses with the Company’s management, internal accounting, financial and auditing personnel and KPMG, the following:

•	the plan for, and KPMG’s reports on, the audits of the Company’s financial statements and internal control over financial reporting;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial and auditing personnel.

During the course of fiscal year 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in

Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit and Finance Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with the oversight, the Audit and Finance Committee received periodic updates provided by management and KPMG at regularly scheduled committee meetings. At the conclusion of the process, management provided the Audit and Finance Committee with, and the Audit and Finance Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit and Finance Committee also reviewed a report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, as well as KPMG’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements; (ii) management’s assessment of the effectiveness of internal controls over financial reporting; and (iii) the effectiveness of internal control over financial reporting. The Audit and Finance Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2005.

We have discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants (“SAS 61”). SAS 61 requires KPMG to discuss with the Audit and Finance Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for KPMG’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

We have received, reviewed and discussed the written disclosures from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board (“Independence Standards Board Standard No. 1”), and have discussed with KPMG their independence. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may be reasonably thought to bear on independence, confirm their independence and engage in a discussion of independence.

We have considered whether the non-audit services provided by KPMG, as set forth in the section of the Company’s Proxy Statement entitled “Independent Auditor’s Fees and Other Matters” are compatible with maintaining KPMG’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited, consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

John E. Bagalay, Jr., Chairman

Stephen K. Carter, Member

Robert F. Hendrickson, Member

Independent Auditor’s Fees and Other Matters

The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm, for each of the last two fiscal years for audit and other services:

Fee Category	2004	2003
Audit Fees	$643,200	$211,200
Audit-Related Fees	$21,300	$15,169
Tax Fees	$35,000	$48,315
All Other Fees	$6,000	$—

Total Fees	$705,500	$274,684

Audit Fees

Audit fees consist of fees for the audit of our consolidated financial statements, and management’s assessment of, and the effective operation of, internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services relate to audits of our employee benefit plan.

Tax Fees

Tax fees consist of fees for tax compliance and consultation services. These services relate primarily to preparation of tax returns and accounted for $35,000 and $40,500 of the total tax fees paid for 2004 and 2003, respectively. The remaining tax services relate to tax consultation services related to technical advice.

All Other Fees

Other fees in 2004 consist of a subscription for internet-based research services. KPMG LLP did not provide any such services to us during 2003.

Audit and Finance Committee Pre-Approval Policy and Procedures

The Audit and Finance Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee. All engagements entered into with KPMG LLP subsequent to May 6, 2003 were approved in advance by the Audit and Finance Committee.

The Audit and Finance Committee may delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to pre-approve audit, review, attest or non-audit services shall be presented to the full Audit and Finance Committee at its next scheduled meeting.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current executive officers and key employees and their respective ages and positions with us are as follows:

Name	Age	Capacities In Which Served	In Current Position Since

Executive Officers:

Michael D. Becker(1)	36	President, Chief Executive Officer and Director

December 2002

(Vice President of Business Development and Industry Relations from October 2002 to December 2002; Chief Executive Officer of AxCell Biosciences Corporation since October 2004; Interim Chief Executive Officer of AxCell from January 2002 to October 2004)

Christopher P. Schnittker	36	Senior Vice President and Chief Financial Officer	April 2004 (Vice President and Chief Financial Officer from September 2003 to April 2004)

William F. Goeckeler	49	Senior Vice President, Operations	December 2003 (Vice President, Operations from January 2003 to December 2003; Vice President of Research and Development from June 2001 to January 2003)

Thomas S. Lytle	58	Senior Vice President, Sales and Marketing	April 2004

William J. Thomas	45	Senior Vice President and General Counsel	August 2004

Key Employees:

Michael J. Manyak	54	Vice President, Medical Affairs	January 2005

Thu A. Dang	44	Vice President, Finance	January 2003 (Director of Finance from May 2000 to January 2003)

Rita A. Auld	57	Vice President, Human Resources and Administration and Corporate Secretary	January 2003 (Director of Human Resources from October 2000 to January 2003; Corporate Secretary since March 2003)

(1)	Mr. Becker’s biographical information appears above. See “ELECTION OF DIRECTORS”.

Christopher P. Schnittker, CPA, joined Cytogen in September 2003 and currently serves as our Senior Vice President and Chief Financial Officer. Prior to joining Cytogen, Mr. Schnittker served as Chief Financial Officer of Genaera Corporation (formerly Magainin Pharmaceuticals, Inc.) from June 2000 to August 2003. Prior to Genaera, Mr. Schnittker served as Director of Finance from August 1999 to May 2000 and Controller from December 1997 to August 1999 at GSI Commerce, Inc., a publicly-traded technology company. From June 1995 to December 1997, Mr. Schnittker held several positions of increasing responsibility at Rhône-Poulenc Rorer, Inc. (now sanofi aventis). Prior to that, Mr. Schnittker held various positions at Price Waterhouse LLP’s (now PricewaterhouseCoopers LLP) Life Sciences audit practice from 1990 to 1995. Mr. Schnittker received his B.A. degree in Accounting from Lafayette College, and is a certified public accountant licensed in the State of New Jersey.

William F. Goeckeler, Ph.D. was promoted to Senior Vice President, Operations in December 2003. Previously, he served as Vice President, Operations since January 2003 and Vice President of Research and Development since June 2001. He joined Cytogen in March of 1994 as the Assistant Director, Pharmaceutical Development. In 1995, he was promoted to Associate Director, Technical Support Operations and in June 1997 became our Director, Pharmaceutical Development, a position he held until June 2001. Before joining us, Dr. Goeckeler spent nine years as a scientist in the Bioproducts Laboratory of Central Research and Development at The Dow Chemical Company. Dr. Goeckeler did his undergraduate and graduate work at the University of Missouri where he received his Ph.D. in Radiochemistry for research that involved the discovery of QUADRAMET and other skeletal targeting radiopharmaceuticals.

Thomas S. Lytle joined Cytogen in April 2004 as our Senior Vice President, Sales and Marketing. Prior to joining Cytogen, Mr. Lytle was with Amgen, Inc. from 1997 to January 2004 where he held senior marketing positions, including Vice President of Strategic Marketing and Business Development, and Vice President of New Products Marketing. Mr. Lytle began his career in the health care industry when he joined Pfizer, Inc. in 1971 and, during more than 20 years with Pfizer, he gained a broad range of industry experience in a series of sales, marketing and marketing management positions in several therapeutic categories. Further, as Vice President of Marketing for Lederle Laboratories, a division of American Cyanamid, from 1989 to 1991, he had responsibility for a broad range of anti-infective, oncology, cardiovascular, and anti-inflammatory products. Mr. Lytle holds an M.B.A. degree in Marketing from LaSalle University, and a B.B.A. in Marketing from Western Michigan University. In 1993, he retired from the United States Army Reserve as a Colonel.

William J. Thomas joined Cytogen in August 2004 as our Senior Vice President and General Counsel. Prior to joining Cytogen, Mr. Thomas was a senior partner at Wilmer Cutler Pickering Hale and Dorr LLP. From 1994 through 2001, Mr. Thomas was a partner at Buchanan Ingersoll P.C. His law practice concentrated on emerging growth and high technology business issues, including securities law compliance, strategic alliances and mergers and acquisitions. Mr. Thomas received a J.D. degree from Fordham University School of Law where he was an associate editor of the Law Review. He holds a B.A. degree in Political Science from Rutgers University where he graduated with highest honors.

Michael J. Manyak, M.D. joined Cytogen in January 2005 as our Vice President of Medical Affairs. Prior to joining Cytogen, Dr. Manyak was Professor of Urology, Microbiology, and Tropical Medicine at The George Washington University Medical Center (GWUMC) where he was also Chairman of the Department of Urology. After completing his urological residency at GWUMC, Dr. Manyak became an American Foundation for Urological Disease Scholar at the National Cancer Institute, completed a fellowship in Biotechnology in 1988, and joined the urological staff at GWUMC. Dr. Manyak has also served on the Medicare Coverage Advisory Committee for the Center for Medicare and Medicaid Services where he was a member of the Imaging Subcommittee. In addition, he received a presidential appointment to the National Kidney and Urological Disease Advisory Board. He was formerly a voting member of the Food and Drug Administration Regulatory Panel for Genitourinary and Gastrointestinal Devices. He has been a reviewer for the National Institutes of Health Special Study Section for Small Business Grants and several professional journals. Dr. Manyak holds a B.A. degree in Pre-professional Studies from the University of Notre Dame and an M.D. degree from the University of the East, Manila, Philippines.

Thu A. Dang has served as our Vice President, Finance since January 2003. Ms. Dang joined Cytogen in September 1988 as our Senior Financial Reporting Accountant, and was promoted to Director of Finance in May 2000. Prior to joining Cytogen, Ms. Dang held numerous positions with Harrisburg Dairies for six years, serving ultimately as their Controller. Ms. Dang holds a B.S. degree in Accounting from Elizabethtown College.

Rita A. Auld has served as our Vice President, Human Resources and Administration since January 2003 and as Corporate Secretary since March 2003. Ms. Auld joined Cytogen as our Director of Human Resources in October 2000. For a period of six years prior to joining Cytogen, Ms. Auld was the Director of Human Resources of Flexpaq Corporation, where she established the Human Resources Department, developing procedures, handbooks and benefit and safety programs. Ms. Auld has over 20 years of experience with sales, manufacturing, accounting and engineering organizations, directing the activities of human resources and administrative functions, specializing in small-sized companies, both public and private. Ms. Auld holds Associates and B.S. degrees in Business Administration from Thomas A. Edison State College and is certified as a Human Resources Professional.

None of Cytogen’s executive officers, key employees or directors is related to any other of Cytogen’s executive officers, key employees or directors. Our executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the Securities and Exchange Commission. All reporting persons are required by SEC regulation to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, during 2004, each such reporting person has filed all of their respective reports pursuant to Section 16(a) on a timely basis.

EXECUTIVE COMPENSATION

Summary of Compensation in Fiscal 2004, 2003 and 2002

The following Summary Compensation Table sets forth information concerning compensation during the years ended December 31, 2004, 2003 and 2002 for services in all capacities awarded to, earned by or paid to our Chief Executive Officer at any time during 2004 and each other of our executive officers as of December 31, 2004, whose aggregate cash compensation exceeded $100,000 at the end of 2004 (collectively referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation(1)			Awards
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(2) ($) (d)	Other Annual Compensation(3) ($) (e)	Securities Underlying Options (#) (g)	All Other Compensation(4) ($) (i)
Michael D. Becker(5) President and Chief Executive Officer	2004 2003 2002	279,994 259,616 162,142	73,500 75,000 —	— — 13,959	50,000 10,000 200,000	6,399 6,224 108

Christopher P. Schnittker(6) Senior Vice President and Chief Financial Officer	2004 2003	200,000 63,077	37,500 10,267	— —	10,000 20,000	5,547 56

William F. Goeckeler(7) Senior Vice President, Operations	2004 2003 2002	204,750 200,962 175,000	38,391 41,667 —	— — —	30,000 12,396 7,000	6,429 6,268 5,725

Thomas S. Lytle(8) Senior Vice President, Sales and Marketing	2004	140,769	26,563	—	40,000	551

(1)	Certain perquisites or personal benefits are not included herein because they did not exceed, in the case of each Named Executive, the lesser of either $50,000 or 10% of total annual salary and bonus reported for the Named Executives.
(2)	The amounts disclosed in this column include bonus payments made to each of the Named Executives in cash for fiscal years 2004 and 2003 and paid in 2005 and 2004, respectively. No bonuses were paid to Named Executives for the fiscal year ended December 31, 2002.
(3)	The amounts disclosed in this column consist of relocation expenses.
(4)	The amounts disclosed in this column include amounts contributed or accrued by us in the respective fiscal years under our Retirement Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion. In fiscal year 2004, these amounts were as follows: on behalf of Mr. Becker, $6,150; Mr. Schnittker, $5,385; Dr. Goeckeler, $6,150; and Mr. Lytle, $0. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance and with respect to fiscal year 2004. They were as follows: on behalf of Mr. Becker, $249; Mr. Schnittker, $162; Dr. Goeckeler, $279; and Mr. Lytle, $551.
(5)	Mr. Becker joined the Company in April 2001 and was promoted to President and Chief Executive Officer in December 2002. In connection with such promotion, Mr. Becker was granted options to purchase 200,000 shares of our common stock under our 1995 Plan. The exercise price per share of such options is $3.54, the fair market value of our common stock on the date of grant. 50,000 of such options vested immediately upon grant, and the remaining 150,000 options will vest in three equal tranches of 50,000, based upon Mr. Becker’s achievement of certain performance-based milestones established by the Board of Directors.

(6)	Mr. Schnittker joined the Company in September 2003 as our Vice President and Chief Financial Officer, and was promoted to Senior Vice President and Chief Financial Officer in April 2004.
(7)	Dr. Goeckeler was promoted to Vice President, Research and Development in June 2001; was promoted to Vice President, Operations in January 2003; and was promoted to Senior Vice President, Operations in December 2003.
(8)	Mr. Lytle joined the Company in April 2004 as our Senior Vice President, Sales and Marketing.

Option Grants in 2004

The following table sets forth information concerning individual grants of stock options made during 2004 to each of the Named Executives.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name (a)	Number of Securities Underlying Options Granted (#) (b)	Percent of Total Options Granted to Employees in Fiscal Year(1) (c)		Exercise or Base Price ($/share)(2) (d)		Expiration Date (e)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
							5% ($) (f)		10% ($) (g)
Michael D. Becker	50,000	13.05%			$11.50	6/15/2014		$361,614		$916,402

Christopher P. Schnittker	10,000	2.61%			$11.50	6/15/2014		$72,323		$183,280

William F. Goeckeler	30,000	7.83%			$11.50	6/15/2014		$216,969		$549,841

Thomas S. Lytle	30,000 10,000	7.83 2.61	% %	$ $	11.045 11.50	4/14/2014 6/15/2014	$ $	208,384 72,323	$ $	528,087 183,280

(1)	Based on an aggregate of 383,000 options granted to employees in 2004, including options granted to Named Executives.
(2)	The exercise price of all stock options granted during the last fiscal year is equal to the average of the high and low sale prices of our common stock as reported on the Nasdaq National Market on the respective dates the options were granted. Options granted to executive officers generally vest over three years at the rate of 33.3% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is ten years from the date of grant.
(3)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of our common stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

Aggregated Option Exercises in 2004 and Year End Option Values

The following table sets forth information concerning each exercise of options during 2004 by each of the Named Executives and the year end value of unexercised in-the-money options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name (a)	Shares Acquired on Exercise (#) (b)	Value Realized ($) (c)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable (d)	Value of Unexercised In-the-Money Options at Fiscal Year End(1) ($) Exercisable/ Unexercisable (e)
Michael D. Becker	—	—	64,334 / 206,666	$401,067 / $1,202,133

Christopher P. Schnittker	—	—	6,667 / 23,333	$14,801 / $29,799

William F. Goeckeler	—	—	20,406 / 40,596	$50,652 / $46,029

Thomas S. Lytle	—	—	0 / 40,000	$0 / $14,450

(1)	The fair market value of our common stock underlying options at December 31, 2004 was $11.52 per share.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On December 17, 2002, we entered into a letter agreement with Michael D. Becker in connection with Mr. Becker’s promotion to President and Chief Executive Officer of the Company. Under the terms of such letter agreement, Mr. Becker received an annual base salary of $250,000, which was subsequently increased to $280,000 for 2004 and $300,000 for 2005, and a car allowance of $750 per month. Mr. Becker is also eligible to participate in the Cytogen Corporation Performance Bonus Plan, as and if approved by our Board of Directors, with a target bonus rate of up to 35% of base salary based upon performance objectives. Mr. Becker is also entitled to all existing Company benefits, at the sole discretion of the Board of Directors.

In addition, Mr. Becker was granted options to purchase 200,000 shares of our common stock under our 1995 Stock Option Plan. The exercise price per share of such options is $3.54, the fair market value of our common stock on the date of grant. 50,000 of such options vested immediately upon grant, and the remaining 150,000 options will vest, if at all, in three equal tranches of 50,000, based upon Mr. Becker’s achievement of certain performance based milestones established by the Board of Directors. Mr. Becker has subsequently received additional options to purchase shares of our common stock. Additionally, pursuant to the terms of the letter agreement, in the event we terminate Mr. Becker’s employment for reasons other than for cause, as defined therein, Mr. Becker shall be entitled to receive twelve months’ base pay and continuation of benefits under COBRA, and a pro rata portion of any incentive benefits earned through the date of termination.

Each of our executive officers and each of Dr. Manyak, Ms. Auld and Ms. Dang are currently party to an Executive Change of Control Severance Agreement with Cytogen. Such agreements provide, generally, for the payment of twelve months’ base salary, a pro-rata portion of such officer’s bonus compensation, the continuation of all benefits, reasonable Company-paid outplacement assistance and certain other accrued rights, in the event such officer’s employment with us is terminated in connection with a change in control as set forth therein.

Compensation Committee Interlocks And Insider Participation

During 2004, our Compensation Committee consisted of Robert F. Hendrickson, who served as Chairman of the Committee, Allen Bloom and Kevin G. Lokay. There are no, and during 2004 there were no, Compensation Committee interlocks.

Performance Graph

The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Biotechnology Index (capitalization weighted) for a five-year period (January 1, 2000 through December 31, 2004).

COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)(3)

Among the Company, the Nasdaq Composite Index

and the Nasdaq Biotechnology Index

(Capitalization Weighted)

(1)	Graph assumes $100 invested on January 1, 2000 in our common stock, the Nasdaq Composite Index and the Nasdaq Biotechnology Index (capitalization weighted).
(2)	Total return assumes reinvestment of dividends.
(3)	Year ended December 31.

Report of the Compensation Committee of the Board of Directors

Policy

The Compensation Committee of the Board of Directors is responsible for oversight of our executive compensation program. The Compensation Committee is composed entirely of independent, non-employee directors. The Compensation Committee makes recommendations to the full Board of Directors on compensation policy and as to specific compensation actions, except where independent action by the Compensation Committee is appropriate.

Our compensation program, both for our executive officers as well as for all employees, is based on the philosophy that the interests of the employees should be closely aligned with those of our stockholders. Our 2004 executive compensation program was based on the following principles:

•	compensation opportunities should attract the best talent to us, motivate individuals to perform at their highest levels, reward outstanding achievement, and retain the leadership and skills necessary for building long-term stockholder value;

•	a portion of total compensation should be at risk of performance; and

•	individual executives should be encouraged to manage from the perspective of owners of the Company.

Our 2004 compensation program reflected the Compensation Committee’s assessment as to appropriate treatment on an individual basis for the Chief Executive Officer during 2004 and the other Named Executives compared to the prior year levels. We target our overall compensation program at the median level of the biotechnology industry. In addition, compensation for the Named Executives (and other executives), including our CEO, took into account individual responsibility and performance as assessed by the Compensation Committee.

The compensation program includes a combination of competitive base salary and benefits, annual cash bonus opportunities and stock option awards. The 2004 executive compensation program and a specific discussion as to the compensation of the CEO are set out below.

Annual Compensation for 2004

Generally, annual compensation of executive officers under the executive compensation program for 2004 consisted of salary and bonus components.

Base Salary

In December 2003, the Compensation Committee determined for recommendation to the full Board of Directors, base salaries and certain annual incentive opportunities for 2004 for our executives, including the CEO and the other Named Executives. In setting annual base salary for executive officers, the Compensation Committee considers compensation data for the biotechnology industry; the officer’s relevant experience, skills and abilities; the officer’s historical performance against goals and contribution to corporate performance; and equitableness relative to the compensation of other officers and employees of the Company. The Compensation Committee does not, however, use a specific formula based on a ranking of the indicated criteria, but instead makes a subjective evaluation of each executive officer’s contributions and potential in light of such criteria.

Bonus

A portion of 2004 executive officer annual compensation opportunity was based on corporate performance. The Compensation Committee believes that incentive compensation should be linked to corporate financial results and corporate goals. Bonus opportunity levels for 2004 performance were set in advance of the year at a percentage of base salary, with the total amount of the bonus opportunity dependent on the extent to which corporate objectives were achieved and the amount of cash available as determined by the Compensation Committee. At year-end, the Compensation Committee determined the extent to which our financial and corporate objectives had been achieved and applied the appropriate bonus percentage to the respective base salary of each of the Named Executives.

Long Term Compensation – Stock Options

The Compensation Committee believes that stock options are an appropriate means to link our employees’ interests with those of our stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued retention. Because the Compensation Committee believes that corporate performance is one of the principal factors influencing the market value of our common stock, the granting of stock options to our executive officers encourages them to work to achieve consistent improvements in corporate performance. Options only have value to the recipient when the price of our common stock exceeds the exercise price, which is not less than the fair market value of our common stock at the date of grant.

Option grants are set taking into account the comparison of practices at peer groups, an individual’s level of responsibility and furtherance of corporate objectives, and the amount and terms of past stock option awards and the availability of options for grant under our stock option plans. The Compensation Committee also took into account in its review of option grants the fact that we have no other long term incentive program, and believes that options are important to retain executives and promote steps to build long term value.

The Compensation Committee reviews from time to time with the entire Board of Directors the need and advisability of increasing shares available under any compensation plan and will consider with the Board the need for the adoption of new stock plans in future years. Any such change or recommendation would be presented to stockholders for review and approval at a subsequent meeting of our stockholders.

Compensation of Michael D. Becker

Mr. Becker’s salary was set on the recommendation of the Compensation Committee and was believed to be an appropriate level of base compensation in view of compensation levels paid by the industry, in view of Mr. Becker’s experience, and considering our continuing accomplishments under his leadership during the year. Prior to his promotion to President and Chief Executive Officer in December 2002, Mr. Becker’s salary was $180,000. Upon his promotion, the Compensation Committee approved an increase of $70,000 to $250,000. Also in connection with his promotion in 2002, Mr. Becker was granted options to purchase 200,000 shares of our common stock under our 1995 Plan. Mr. Becker’s salary was $280,000 in 2004 and is $300,000 for 2005.

Federal Income Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers through option issuances under the Company’s equity incentive plans in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s equity incentive plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

The Compensation Committee believes that performance should be rewarded, that the financial interests of the executive officers should be aligned with the stockholders, and that compensation should be competitive. We have structured the compensation we pay to meet these criteria.

The foregoing report on compensation is provided by the following outside directors, who constituted the Compensation Committee as of December 31, 2004.

Robert F. Hendrickson, Chairman

Allen Bloom, Member

Kevin G. Lokay, Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

There were, as of March 31, 2005, approximately 2,900 holders of record and approximately 35,000 beneficial holders of our common stock. The following table sets forth certain information that, unless otherwise noted, is as of March 31, 2005, with respect to holdings of our common stock by: (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our common stock outstanding as of such date, based upon currently available Schedules 13D and 13G, and other reports, filed with the SEC; (ii) each of our directors (which includes all nominees) and Named Executives; and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
(i) Certain beneficial owners:

Cooper Hill Partners, LLC(4) 767 Third Avenue, 22nd Floor New York, NY 10077	1,735,136	11.2%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	1,359,400	8.8%

A. Alex Porter(6) Paul Orlin Geoffrey Hulme Jonathan W. Friedland 666 Fifth Avenue, 34th Floor New York, NY 10103	878,597	5.7%

(ii) Directors (which includes all nominees) and Named Executives:

Michael D. Becker(7)	68,638	*

John E. Bagalay, Jr.	19,700	*

Allen Bloom	4,000	*

Stephen K. Carter	7,987	*

James A. Grigsby(8)	27,600	*

Robert F. Hendrickson	11,000	*

Kevin G. Lokay	6,333	*

Joseph A. Mollica	0	*

Christopher P. Schnittker(9)	7,316	*

William F. Goeckeler	23,210	*

Thomas S. Lytle	10,000	*

(iii) All directors and executive officers as a group (12 persons)	185,784	1.1%

*	Indicates amount is less than 1%.
(1)	Except as set forth in the footnotes to this table and subject to applicable community property law, the persons and entities named in this table have sole voting and investment power with respect to all shares.
(2)	Includes shares of our common stock which the following persons have the right to acquire upon the exercise of stock options, within 60 days of March 31, 2005, as follows: Mr. Becker: 64,334 shares;

Dr. Bagalay: 17,700 shares; Dr. Bloom: 2,000 shares; Dr. Carter: 5,987 shares; Mr. Grigsby: 20,600 shares; Mr. Hendrickson: 8,000 shares; Mr. Lokay: 4,333 shares; Dr. Mollica: 0 shares; Mr. Schnittker: 6,667 shares; Dr. Goeckeler: 22,072 shares; Mr. Lytle: 10,000 shares; and Mr. Thomas: 0 shares.

(3)	Percent of class for each person and all executive officers and directors as a group is based on 15,521,229 shares of our common stock outstanding on March 31, 2005 and includes shares subject to options held by the individual or the group, as applicable, which are exercisable or become exercisable within 60 days following such date.
(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2005, as modified by a Form 4 filed on March 4, 2005, by Jeffrey Casdin, individually, and on behalf of CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P., and CLSP/SBS II, L.P. and as sole member of Casdin Capital, L.L.C., the managing member of Cooper Hill Partners, L.L.C. and the general partner of Cooper Hill Partners, L.P. The number of shares and the percentage of outstanding shares reported are based upon information disclosed or provided by CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P., CLSP/SBS II, L.P., Cooper Hill Partners, L.P., Cooper Hill Partners, LLC, Casdin Capital, L.L.C. and Jeffrey Casdin. These reporting entities have shared voting power and shared dispositive power as to, and beneficially own, the following number of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock: (i) CLSP, L.P.: 461,941; (ii) CLSP II, L.P.: 605,699; (iii) CLSP/SBS I, L.P.: 181,244; (iv) CLSP/SBS II, L.P.: 53,706; (v) Cooper Hill Partners, L.P.: 432,546; (vi) Cooper Hill Partners, L.L.C.: 1,302,590; (vii) Casdin Capital L.L.C.: 1,735,136; and (viii) Jeffrey Casdin: 1,735,136. CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II are each private investment partnerships, the sole general partner of which is Cooper Hill Partners, LLC. As the sole general partner of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II, Cooper Hill Partners, LLC has the power to vote and dispose of the securities owned by each of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II and, accordingly, may be deemed the “beneficial owner” of such securities. The managing member of Cooper Hill Partners, LLC is Casdin Capital, LLC of which Jeffrey Casdin is the sole member. Casdin Capital, LLC, is also the general partner of Cooper Hill Partners, L.P. Such amount also includes immediately exercisable warrants to purchase 117,233 shares of our common stock. The Company makes no representation as to the accuracy or completeness of the information reported.
(5)	Based on a Schedule 13G/A filed with the SEC on February 15, 2005 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates has sole voting power to vote 251,300 shares and sole dispositive power over 1,359,400 shares. These securities are owned by various individual and institutional investors through one or more T. Rowe Price Mutual Funds for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The Company makes no representation as to the accuracy or completeness of the information reported.
(6)	Based on a Schedule 13G filed with the SEC on March 16, 2005 by the group of A. Alex Porter, Paul Orlin, Geoffrey Hulme, and Jonathan W. Friedland. Such Schedule 13G discloses that these reporting persons have shared voting power and shared dispositive power as to, and beneficially own, the following number of shares of the Company’s common stock: (i) A. Alex Porter: 878,597; (ii) Paul Orlin: 878,597; (iii) Geoffrey Hulme: 845,229; and (iv) Jonathan W. Friedland: 845,229. These reporting persons have disclaimed beneficial ownership over these shares except to the extent of their pecuniary interest therein. The Company makes no representation as to the accuracy or completeness of the information reported.
(7)	Includes: (i) 386 shares of common stock held jointly with Mr. Becker’s spouse; and (ii) 30 shares held as a custodian for Mr. Becker’s minor child.
(8)	Includes 2,000 shares of common stock held indirectly by Mr. Grigsby in the registered name of Mr. Grigsby’s spouse.
(9)	Includes 649 shares of common stock held jointly.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

Plan Category(1) (2)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
(i) Equity compensation plans approved by security holders(4):

2004 Stock Incentive Plan	201,200	$11.47	998,800

2004 Non-Employee Director Stock Incentive Plan	147,500	$11.51	227,500

Employee Stock Purchase Plan	—		19,733

(ii) Equity compensation plans not approved by security holders	101,000	$6.20	—

Total	449,700	$10.30	1,246,033

(1)	Does not include information related to the stock option plan of our subsidiary, AxCell Biosciences Corporation, pursuant to which AxCell may issue options to purchase shares of AxCell’s common stock to employees and consultants of AxCell. Such plan did not require the approval of Cytogen’s stockholders.
(2)	This table excludes 22,751 shares of our common stock issuable under our Cytogen Corporation Performance Bonus Plan with Stock Payment Program.
(3)	In addition to being available for future issuance upon the exercise of options that may be granted after December 31, 2004: (i) all shares available for issuance under our 2004 Non-Employee Director Stock Incentive Plan may instead be issued directly to eligible directors thereunder in payment for services rendered to us; and (ii) up to 200,000 shares of our common stock may be issued directly as restricted stock under our 2004 Stock Incentive Plan.
(4)	We no longer grant stock options under our: (i) 1988 Non-Employee Director Plan; (ii) 1989 Outside Consultant Plan; (iii) 1992 Stock Option Plan; (iv) 1995 Stock Option Plan, as amended; and (v) 1999 Non-Employee Director Plan, but stock option grants exercisable for an aggregate of 6,860; 5,000; 1,516; 427,483; and 39,260, respectively, remain outstanding under those plans and are not included in the amounts set forth above.

Equity Compensation Plans Not Approved by Security Holders

The following describes the material features of our equity compensation plans that have not been approved by our security holders, as set forth in the above table.

We issued options to purchase 1,000 shares of our common stock outside any of our equity compensation plans to Kevin G. Lokay, upon his appointment to our Board of Directors in January 2001. Such options have an exercise price of $61.26 per share, expire on January 17, 2011 and vested in full on January 17, 2002. Such options are subject to the same equitable adjustment as are our outstanding shares of common stock and are not afforded anti-dilution protection.

We also have outstanding warrants to purchase an aggregate of 100,000 shares of our common stock, that have been issued to various persons and entities in consideration for services rendered by such persons or entities. Such warrants have a weighted average exercise price of $5.65 per share and are exercisable and expire at various times through June 2006.

APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Stockholders are being asked to approve an amendment to our Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) to increase the number of authorized shares of our common stock, $0.01 par value per share (the “Common Stock”) from 25,000,000 to 50,000,000. On May 5, 2005, our Board of Directors adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the stockholders at the 2005 Annual Meeting.

The Board determined that the amendment is in the best interests of the Company and its stockholders and unanimously recommends approval by the stockholders. If the proposed amendment is approved by the stockholders, the Board currently intends to file, with the Secretary of State of the State of Delaware, a Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) reflecting such amendment as soon as practicable following stockholder approval. The following summary is qualified in its entirety by reference to the Certificate of Incorporation. Attached hereto as Appendix B to this Proxy Statement is the proposed Certificate of Amendment.

Our Certificate of Incorporation currently authorizes the issuance of up to 25,000,000 shares of Common Stock and 5,400,000 shares of Preferred Stock, par value $0.01 per share. Of such 5,400,000 shares of Preferred Stock, 200,000 are designated as Series C Junior Participating Preferred Stock. No shares of Preferred Stock are currently issued and outstanding. The proposed amendment will not, if adopted, result in an increase in the number of authorized shares of Preferred Stock.

Of the 25,000,000 shares of Common Stock currently authorized, as of the close of business on March 31, 2005, there were 15,521,229 shares of Common Stock issued and outstanding. Such amount:

(i) includes an aggregate of 241 shares of common stock to be issued to prior holders of securities of CytoRad Incorporated and Cellcor, Inc., which we acquired in 1995, upon each such holders respective exchange of such securities; and

(ii) excludes 50,000 shares of common stock previously issued by us and currently held in escrow pending release, upon certain conditions, to Advanced Magnetics, Inc. who currently maintains voting control of such securities.

Furthermore, we have reserved for future issuance:

(a) 835,119 shares of common stock upon the exercise of outstanding stock options;

(b) 1,217,400 shares of common stock upon the exercise of future grants under our current stock options plans;

(c) 1,908,122 shares of common stock upon the exercise of outstanding warrants;

(d) 19,733 shares of common stock under our Employee Stock Purchase Plan; and

(e) 22,751 shares of common stock under our employee bonus plan.

In addition:

(x) there are 85,934 additional shares of common stock, subject to certain adjustments, which we have reserved for future issuance in connection with the issuance of a convertible promissory note, having a seven (7) year maturity, to ELAN Corporation, plc in August 1998; and

(y) in connection with our acquisition of Prostagen, Inc., an additional $1.5 million of our common stock may be issued to certain shareholders and debtholders of Prostagen, if certain milestones are achieved in connection with PSMA development programs.

Our Board of Directors has proposed this increase in authorized shares of Common Stock to ensure that we have sufficient shares of Common Stock available for general corporate purposes including, without limitation, equity financings, acquisitions, establishing strategic relationships with corporate and other partners, providing equity incentives to employees, and payments of stock dividends, stock splits or other recapitalizations. In particular, we believe that in order to fully commercialize our products, product candidates and technologies, we will need additional funding in the future. This funding may be obtained through, among other alternatives, public or private issuance of equity or equity-linked debt. In order to be positioned timely to take full advantage of market and other conditions suitable for equity related financings, our Board of Directors believes that we must increase the number of our authorized shares of Common Stock.

As of the date of this Proxy Statement, we have not made a determination to issue additional equity in the near future, but we are currently evaluating available alternatives for long-term funding in order to fully exploit our products, product candidates and technologies. Any decision to issue equity, including any equity authorized by the proposed increase in authorized shares of Common Stock, will depend on, among other things, our evaluation of our funding needs, developments in the testing and commercialization of our products, product candidates and technologies, current and expected future market conditions and other factors.

As is the case with the current authorized but unissued shares of Common Stock, the additional shares of Common Stock authorized by this proposed amendment could be issued upon approval by our Board of Directors without further vote of our stockholders except as may be required in particular cases by our Company’s Certificate of Incorporation, applicable law, regulatory agencies or the rules of the Nasdaq Stock Exchange. Under our Certificate of Incorporation, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership interest in the Company. In addition, if we issue additional shares of Common Stock or securities convertible into or exercisable for Common Stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of Common Stock.

The proposed amendment to the Certificate of Incorporation could also, under certain circumstances, have an anti-takeover effect. The proposed increase in the number of authorized shares of Common Stock may discourage or make it more difficult to effect a change in control of the Company. For example, we could issue additional shares to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of persons seeking to take over or gain control of the Company, whether or not the change in control is favored by a majority of our unaffiliated stockholders. We could also privately place shares of Common Stock with purchasers who would side with our Board in opposing a hostile takeover bid. The Board is not aware of any plans for or attempt to take control of the Company.

If approved, the amendment would amend and restate the first paragraph of the Article Fifth of the Certificate of Incorporation, as follows: “Total Capital Stock. The total number of shares of all classes stock which the Corporation shall have authority to issue is Fifty-Five Million Four Hundred Thousand (55,400,000) shares, of which Fifty Million (50,000,000) shall be shares of Common Stock, $.01 par value per share (the “Common Stock”); and Five Million Four Hundred Thousand (5,400,000) shares shall be Preferred Stock, $.01 par value per share (“Preferred Stock”).”

The Certificate of Amendment, which contains the above amendment, is attached to this Proxy Statement as Appendix B. The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the proposed amendment. Therefore, abstentions and broker non-votes will have the same effect as votes against this proposal.

The Board Recommends That Stockholders Vote “FOR” The Proposal To Amend The Company’s Certificate of Incorporation.

INDEPENDENT AUDITORS

We anticipate selecting KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2005, although our Audit and Finance Committee has not yet formally resolved to do so. Representatives of KPMG LLP are expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at our offices at 650 College Road East, Suite 3100, Princeton, New Jersey, 08540, attention Rita A. Auld, Corporate Secretary, not later than January 16, 2006.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to us at the aforementioned address not later than April 1, 2006.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at 650 College Road East, Suite 3100, Princeton, New Jersey 08540, attention Rita A. Auld, Corporate Secretary, or call us at (609) 750-8200. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Our annual report to stockholders for the fiscal year ended December 31, 2004, including financial statements for such period, is being mailed to stockholders with this Proxy Statement, but such annual report does not constitute a part of this Proxy Statement.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above, and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, we intend that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, AS AMENDED, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 18, 2005, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO MS. RITA A. AULD, CORPORATE SECRETARY, CYTOGEN CORPORATION, 650 COLLEGE ROAD EAST, SUITE 3100, PRINCETON, NEW JERSEY, 08540. A FEE FOR REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors

Princeton, New Jersey	Michael D. Becker
May 16, 2005	President and Chief Executive Officer

APPENDIX A

CYTOGEN CORPORATION

RESEARCH AND DEVELOPMENT COMMITTEE CHARTER

Adopted August 10, 2004

The charter of the Research and Development Committee (the “R&D Committee”) of the Board of Directors (the “Board of Directors”) of Cytogen Corporation (the “Company”) is as follows, subject to amendment by the Board of Directors from time to time:

A. Purpose

The purpose of the R&D Committee is: (i) to review the Company’s strategy and policy with respect to its scientific, research and development activities and related matters and to provide oversight of the Company’s management of those activities; and (ii) to assist the Board of Directors in evaluating the Company’s strategic business decisions. In fulfilling the foregoing functions, the R&D Committee should endeavor to maintain free and open means of communication between the members of the R&D Committee, other members of the Board of Directors and the management of the Company. The R&D Committee will not serve to review the ongoing, day-to-day scientific and technical issues related to the Company’s technologies and business. Such issues will be handled by management.

B. Structure and Membership

1. Number. R&D Committee membership shall consist of at least two non-employee directors. The members of the R&D Committee shall be appointed by the Board of Directors.

2. Compensation. The compensation of R&D Committee members shall be as determined by the Board of Directors from time to time.

3. Selection and Removal. Members of the R&D Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors may remove members of the R&D Committee from such committee at any time, with or without cause.

C. Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board of Directors, the Committee shall be responsible for the following matters:

General

1. The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management, in accordance with its business judgment.

Strategy

2. The Committee will meet with management, representatives of the Company’s research department and/or the Company’s outside advisors, as appropriate, to review the Company’s strategy with respect to scientific, research and development activities, including, but not limited to, the Company’s annual research and scientific plans, the research being and planned to be conducted by the Company and associated entities, the Company’s interactions with academic and independent research and scientific organizations, the resources being devoted to research and scientific activities, the Company’s approaches for acquiring and maintaining its technological position and the presentation of the results of research. Additionally, one or more members of the R&D Committee shall attend meetings or other events, at the request of the Company’s management.

1

New Developments

3. The Committee will advise the Board of Directors and the Company on emerging concepts in oncology and their potential impact on the Company’s products and marketing efforts.

Policy

4. From time to time, as needed or appropriate, the Committee will review and offer guidance with respect to the Company’s policies on science, research and development, including but not limited to policies relating to ethics, research misconduct, human subjects, and other relevant issues.

Intellectual Property

5. The Committee shall provide oversight of the Company’s overall intellectual property portfolio and strategy on an ongoing basis.

Guidance and Oversight

6. The Committee is responsible for providing general guidance and oversight into the Company’s scientific and research and development activities and matters related thereto

Communication

7. The Committee will provide a channel for communications between the Board of Directors and Company management with respect to scientific and research and development issues and activities.

Other Matters

8. The Committee shall review such other matters as the Board of Directors, the Chief Executive Officer, or any other employee of the Company as delegated by the Chief Executive Officer may wish to submit to the Committee.

D. Procedures and Administration

1. Meetings. The Committee should meet as frequently as considered necessary by the Committee or as requested by the Company’s management, and shall meet at least annually. The R&D Committee may also act by unanimous written consent in lieu of a meeting. The R&D Committee shall keep such records of its meetings as it shall deem appropriate.

2. Reports to Board of Directors. The R&D Committee shall report regularly to the Board of Directors.

3. Charter. At least annually, the R&D Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

4. Resources. The R&D Committee shall be authorized to access such internal and, in consultation with senior management, external resources as the R&D Committee deems necessary or appropriate to fulfill its defined responsibilities. Expenditures for external resources that are expected to be material and outside the ordinary course of the R&D Committee’s practices shall be recommended by the R&D Committee for the approval of the full Board of Directors.

5. Committee Self Assessment and Charter. The Committee shall periodically review, discuss and assess its own performance as well as the Committee’s role and responsibilities, seeking input from senior management, the full Board of Directors and others. The Committee shall review, as it deems necessary, the Committee’s Charter and shall recommend any proposed changes for approval by the full Board of Directors.

6. Subcommittees. The Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

7. Investigations. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

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APPENDIX B

CERTIFICATE OF AMENDMENT

TO

THE RESTATED CERTIFICATE OF INCORPORATION

OF

CYTOGEN CORPORATION

CYTOGEN CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:            That the Board of Directors of the Company adopted the following resolutions on May 5, 2005 with respect to the amendment and restatement of Paragraph A of Article V of the Company’s Restated Certificate of Incorporation, as amended (the “Charter Amendment”):

NOW, THEREFORE, BE IT RESOLVED, that Paragraph A of Article Fifth of the Restated Certificate of Incorporation, as amended, be amended in its entirety to read as follows:

A.    Total Capital Stock. The total number of shares of all classes stock which the Corporation shall have authority to issue is Fifty-Five Million Four Hundred Thousand (55,400,000) shares, of which Fifty Million (50,000,000) shall be shares of Common Stock, $.01 par value per share (the “Common Stock”); and Five Million Four Hundred Thousand (5,400,000) shares shall be Preferred Stock, $.01 par value per share (“Preferred Stock”).

SECOND:            That said Charter Amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly elected President on this          day of June, 2005.

CYTOGEN CORPORATION

By:
Michael D. Becker
President and Chief Executive Officer

COMMON STOCK

CYTOGEN CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby constitutes and appoints Michael D. Becker and Rita A. Auld, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Cytogen Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey, 08540 at 11:00 a.m., local time, on Tuesday, June 14, 2005, and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2, which have been proposed by our Board of Directors.

(continued and to be signed on reverse side)

Please Detach and Mail In the Envelope Provided

☒	Please mark your votes as indicated in this example.

1.	ELECTION OF DIRECTORS.

		FOR	WITHHELD
		☐	☐

Nominees:
	VOTE FOR all the nominees listed;	01	John E. Bagalay, Jr.
	except vote withheld from the following	02	Michael D. Becker
	nominee(s) (if any):	03	Allen Bloom
		04	Stephen K. Carter
		05	James A. Grigsby
		06	Robert F. Hendrickson
		07	Kevin G. Lokay
		08	Joseph A. Mollica

2.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE THE TOTAL AUTHORIZED SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF THE COMPANY FROM 25,000,000 TO 50,000,000.		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In his or her discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

I will ☐ attend the Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Common Stockholder	Signature of Common Stockholder		Dated:
IF HELD JOINTLY

Note: This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.